Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 24, 2025, with respect to the consolidated financial statements of Comerica Incorporated, and the effectiveness of internal control over financial reporting of Comerica Incorporated, incorporated by reference in the Current Report on Form 8-K/A of Fifth Third Bancorp, filed with the Securities and Exchange Commission on March 4, 2026, included in the Registration Statement (Form S-4) and Prospectus of Fifth Third Bancorp for the registration of its senior notes.

/s/ Ernst & Young LLP
August 10, 2026
Dallas, Texas